Exhibit 10.1

June 15, 2017

Dear Seph,

As an executive employee of TearLab Research, Inc., (the “Company”), you are aware of the potential for a future sale of the Company. For the benefit of employees and Company shareholders, it may be helpful in securing favorable sales terms to reduce the severance obligations of the Company under certain existing executive contracts, including your contract dated September 24, 2013. Accordingly, the Company is offering you the voluntary choice to enter into an amendment to your employment contract dated June 15, 2017

Should you choose to agree to the amendment, the Exhibit B (ORIGINAL) to your employment contract will be replaced with the attached Exhibit B AMENDED. Please carefully read Exhibit B AMENDED in its entirety. Should you agree to the amendment, the terms and obligations of your employment set forth in your original employment contract that were not contained in Exhibit B are not changed by the amendment. You should be aware that your employment with the Company will remain at-will. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least 30 days’ notice. Notwithstanding the foregoing, you may be entitled to certain severance benefits upon a qualifying termination of your employment, as provided in Exhibit B AMENDED.

Should you agree to the amendment, this letter and the corresponding Exhibit B AMENDED, along with the provisions of your original employment contract that are not impacted by the amendment, shall constitute your entire employment contract with the Company. The provisions of your employment contract, including, but not limited to, its at-will employment provisions, may not be modified or amended except by a written agreement signed by the Director of Human Resources of the Company and you.

Sincerely,

/s/ Lynne Pratt
Lynne Pratt
Director Human Resources

I FURTHER ACKNOWLEDGE THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND HAVE NOT BEEN FORCED OR COERCED INTO DOING SO.

Agreed to and accepted:

Signature:	/s/ Seph Jensen

Printed Name:	Seph Jensen

Date:	June 15, 2017

Exhibit B AMENDED

Termination by Executive

You may terminate your employment with the Company at any time by providing the Company with at least thirty (30) days of notice in writing. During the resignation notice period, you will be required to perform the duties set forth in this letter. Notwithstanding, upon receipt of your resignation (other than with respect to a resignation within twelve (12) months of the occurrence of a Change in Control as defined below), the Company may, in its sole and absolute discretion, terminate your employment before the date the resignation was to be effective, and the Company will, in full satisfaction of its obligations to you: (a) continue to pay your base salary in accordance with the Company’s payroll practices until the date the resignation was to be effective up to a maximum of three (3) months, subject to the terms and conditions of Exhibit A of your employment contract; (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases; and (c) pay you a pro-rated bonus in a lump sum calculated as at the date your employment ceases as soon as administratively practicable after the termination by the Company, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Company’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

Termination by Company for Cause, Death or Disability

The Company may terminate your employment at any time with Cause and without prior notice or any further obligations by the Company. On the termination of your employment for cause or on your death or disability, the Company will, in full satisfaction of its obligations to you: (a) pay your base salary and vacation pay accrued until the date your employment ceases; and (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases. You will not be entitled to any other payments (including severance or bonus) should you be terminated for Cause.

For the purposes of this Exhibit, a termination for “Cause” occurs in the event you are terminated because:

(1)	You breach your employment contract;

(2)	You commit an act of dishonesty, fraud, or misrepresentation, or other acts of moral turpitude, including acts that jeopardize the Company’s reputation or relationship with its employees, shareholders, clients, vendors or affiliates;

(3)	You violate your duty of loyalty to the Company;

(4)	You misappropriate or fail to protect the Company’s proprietary and or confidential information, or that of the Company’s clients, partners, or affiliates;

(5)	You are convicted of a felony;

(6)	You die or become disabled in a manner that prevents you from being able to perform the essential functions of your job with reasonable accommodation.

If your termination occurs due to your death or disability, you will be entitled to a pro-rated bonus calculated as at the date your employment ceases, which shall be paid in a lump sum as soon as administratively practicable after your death or disability, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Company’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

Termination by Company without Cause or Resignation on Change of Control

The Company may terminate your employment at any time without cause on providing written notice, and if it does terminate you without cause the Company will pay you the severance benefits outlined in subdivision (a) and (b) below. Also, you may resign due to a Material Adverse Change in your terms and conditions of employment within twelve (12) months following the occurrence of a Change in Control as defined below, on providing written notice within thirty (30) days of the events constituting a Material Adverse Change and a cure period of not less than thirty (30) days for the Company to cure any such Material Adverse Change; provided, however, that such resignation must occur within thirty (30) days following the end of such cure period. If the Company terminates your employment without cause or if you resign within twelve (12) months of a Change in Control due to a Material Adverse Change and after providing the required notice and cure period, then subject to the terms and conditions of Exhibit C, the Company will, in full satisfaction of its obligations to you:

(a) Pay a lump sum amount equal to: (i) one (1) times your annual base salary in effect at the time of the termination; plus (ii) one (1) times the average of the bonus paid to you in the two (2) years preceding the year of termination; and

(b) Reimburse you for the cost of group health benefit plan premiums for up to twelve 12) months from the date your employment ceases. Such reimbursements shall be made concurrent with any obligation owed to you by the Company under the U.S. federal COBRA law to the extent applicable. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA premium reimbursements without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage for you and/or your eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. Any such taxable monthly payments that otherwise would have been paid to you within the sixty (60) days following your termination date instead will be paid on the sixty-first (61st) day following your termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Appendix C). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

As set forth in Exhibit C to your employment contract, your receipt of any severance benefits under this Agreement or otherwise is expressly conditioned upon your execution of a complete and general release of all claims that may be released as a mater of law.

Change of Control and “Material Adverse Change”

“Change of Control” means:

(a) any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of the Company, with or into any other person, other than an affiliate of the Company as defined in the Ontario Business Corporations Act as amended (an “Affiliate”);

(b) any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Company, to any other person, other than an Affiliate;

(c) more than fifty percent (50%) of the directors of the Company in office (i) were not directors of the Company on the same day in the immediately preceding calendar year and (ii) were not proposed by the directors of the Company existing prior to their appointment or election;

(d) the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Company, which is forty percent (40%) or more of the total voting shares issued and outstanding immediately after such acquisition, unless another person or group of persons has previously lawfully acquired and continues to hold a number of voting units which represents a greater percentage than the first-mentioned person or group of persons; or

(e) the directors of the Company by resolution deem that a Change in Control has occurred or is about to occur.

Consequences of Termination

Upon termination of your employment for any reason, the Company will pay your base salary and vacation pay accrued until the date your employment ceases and reimburse your expenses properly incurred until the date your employment ceases. The termination of your employment terminates any officer positions you may hold pursuant to this letter, and you agree to sign any documentation necessary to give effect to this Exhibit B, or to give effect to any pro forma resolutions of the Company in respect of the period prior to termination of your employment.

Bonus Upon Change of Control of the Company

If you are employed on the day a Change of Control of the Company occurs, then the Company shall pay you a bonus of Twenty Thousand Dollars ($20,000.00) subject to customary payroll taxes and deductions, within 30 days of the finalization of the Change of Control of the Company.

Exhibit C

To the extent any severance benefits will be made under this letter, they will be delayed as necessary pursuant to (A) the Release requirement described below and (B) the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pay and benefits under this letter is subject to you signing and not revoking a standard release of claims with the Company (the “Release”) and provided that the Release becomes effective and irrevocable within sixty (60) days following your termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this letter.

Severance pay and benefits under this letter will commence or be paid, as applicable, on the sixtieth (60th) day following the date of your termination of employment, or, if later, such time as required by the paragraphs below. Except as required by the paragraphs below, any lump sum or installment payments that would have been made to you during the sixty (60) day period immediately following your termination of employment but for the preceding sentence will be paid on the first payroll period following the sixtieth (60th) day following your termination of employment and the remaining payments will be made as provided in this letter.

Section 409A

Notwithstanding anything to the contrary in this letter, no severance benefits to be paid or provided to you, if any, pursuant to this letter or otherwise that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this letter or otherwise, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this letter is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute a Deferred Payment.

For purposes of this letter, “Section 409A Limit” will mean one (1) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurs.

All reimbursements and in-kind benefits under this letter that provide for a “deferral of compensation” within the meaning of Section 409A (i) shall be made no later than the last day of the calendar year that immediately follows the calendar year in which Employee incurred the expense; (ii) not be subject to liquidation or exchange for another benefit or payment; (iii) provided to Employee in any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iv) except as specifically provided herein, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided on or prior to termination (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A impose a generally applicable limit that may be reimbursed or paid). To the extent applicable, reimbursements that provide for a “deferral of compensation” within the meaning of Section 409A are intended to constitute compliant deferred compensation payable on a specified date or fixed schedule in accordance with the requirements set forth under U.S. Treasury Regulation Section 1.409A-3(i)(1)(iv).

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.